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                                                                    EXHIBIT 10.2

[SOLECTRON LOGO]

                              SOLECTRON CORPORATION

                              EMPLOYMENT AGREEMENT

      This Agreement is made by and between Solectron Corporation (the "COMPANY"), and [_________] ("EXECUTIVE") as of November 12, 2002 (the "EFFECTIVE DATE").

      1. Duties and Scope of Employment.

            (a) Positions and Duties. Executive will continue to serve as the Company's [___________________________________________]. Executive will render such business and professional services in the performance of Executive's duties, consistent with Executive's position within the Company, as shall reasonably be assigned to Executive by the Company's Chief Executive Officer (the "CEO") or the CEO's delegate. The period of Executive's employment under this Agreement is referred to herein as the Employment Term.

            (b) Obligations. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors of the Company (the "BOARD") (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization, provided such services do not interfere with Executive's obligations to Company.

      2. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other senior executives of the Company, as such plans, policies and arrangements and terms may exist from time to time.

      3. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

      4. Compensation.

            (a) Base Salary. During the Employment Term, the Company will continue to pay Executive as compensation for Executive's services Executive's annualized base salary as in effect as of the Effective Date (the "BASE SALARY"). The Base Salary will be paid through payroll periods that are consistent with the Company's normal payroll practices, but in all events will not be

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less frequent than once per month. Executive's salary will be subject to review and adjustments will be made based upon the Company's normal performance review practices.

            (b) Bonuses. Executive may participate in any bonus plan or similar arrangement the Company may have in place that are applicable to other senior executives of the Company, on such terms and conditions as the Compensation Committee of the Board (the "COMMITTEE") may determine from time to time in its discretion.

            (c) Stock Options. Executive shall be eligible to receive options to purchase the Company's common stock pursuant to any plans or arrangements it may have in effect from time to time. The Committee will determine in its discretion whether Executive will be granted any such option or options and the terms of any such option or options in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

      5. Severance.

            (a) Involuntary Termination other than for Cause, Death or Disability. Subject to Section 5(b), if the Company terminates Executive's employment with the Company without Executive's consent and for a reason other than "Cause" (as defined below), Executive becoming "Disabled" (as defined below) or Executive's death, and Executive signs and delivers to the Company a separation agreement in a form satisfactory to the Company, then promptly following such termination of employment or, if later, the effective date of the separation agreement, Executive will (i) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company's then existing employee benefit plans, policies and arrangements, (ii) be paid continuing payments of severance pay at a rate equal to Executive's Base Salary rate, as then in effect, and Executive's target bonus for the year of termination, for a period of twelve (12) months plus one additional month for every full year Executive has been employed with the Company as of the date of such termination, not to exceed twenty-four (24) months (the "SEVERANCE PAYMENT PERIOD"), from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies; provided, however, that if during the Severance Payment Period Executive engages in "Competition" (as defined below) or breaches the covenants in Section 11 or in the separation agreement, all payments pursuant to this subsection shall immediately cease, (iii) receive Company-paid coverage during the Severance Payment Period for Executive and Executive's eligible dependents under the Company's "Benefit Plans" (as defined below); provided, however, that if during the Severance Payment Period Executive engages in Competition or breaches the covenants in Section 11 or in the separation agreement, all Company-paid coverage pursuant to this subsection shall immediately cease, and (iv) receive such other compensation or benefits from the Company as may be required by law (for example, under Section 4980B of the Code).

            (b) Other Agreements. If Executive has executed any other agreements with the Company that provide for severance or similar payments or benefits in the event of Executive's termination of employment with the Company, then in the event Executive would be entitled to receive payments and/ or benefits under both this Agreement and any other such agreement, Executive shall only be entitled to receive benefits under one such agreement. In such an event, Executive shall be permitted to choose under which agreement Executive will receive payments or benefits.

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            (c) Other Terminations. If Executive voluntarily terminates
Executive's employment with the Company or if the Company terminates Executive employment with the Company for Cause, then Executive will (i) receive the Base Salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options) from the Company except to the extent provided under the applicable stock option agreement(s) or as may be required by law (for example, "COBRA" coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the "CODE").

            (d) Termination due to Death or Disability. If Executive's employment with the Company is terminated due to Executive's death or Executive's becoming Disabled, then Executive or Executive's estate (as the case may be) will (i) receive the Base Salary through the date of termination of employment, (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and
(iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, under Section 4980B of the Code).

      6. Definitions.

            (a) Cause. For purposes of this Agreement, "CAUSE" means (i) a willful failure by Executive to substantially perform Executive's duties under this Agreement, other than a failure resulting from the Executive's complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Executive that constitutes gross misconduct and that is injurious to the Company, (iii) a willful breach by Executive of a material provision of this Agreement, (iv) a material and willful violation by Executive of a federal or state law or regulation applicable to the business of the Company or (v) Executive's conviction or plea of guilty or no contest to a felony. No act or failure to act by Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

            (b) Competition. For purposes of this Agreement, Executive shall be deemed to have engaged in "COMPETITION" if he directly or indirectly engages in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or has any ownership interest in or participates in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company.

            (c) Disabled. For purposes of this Agreement, "DISABLED" means Executive being unable to perform the principal functions of Executive's duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Executive is Disabled shall be determined by the Committee based on evidence provided by one or more physicians selected by the Committee.

            (d) Benefit Plans. For purposes of this Agreement, "BENEFIT PLANS" means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to

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Executive's termination of employment provide Executive and/or Executive's eligible dependents with medical, dental, vision and/or financial counseling benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive's eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive's eligible dependents immediately prior to Executive's termination of employment. Notwithstanding any contrary provision of Section 5, but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment sufficient to provide Executive and Executive's eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive's eligible dependents.

      7. Term of Agreement. This Agreement will have an initial term of two (2) years commencing on the Effective Date. On the second anniversary of the Effective Date and on each annual anniversary of the Effective Date thereafter, this Agreement automatically will renew for an additional term of one year unless at least three (3) months prior to such anniversary, Executive or the Company gives the other party written notice that the Agreement will not be renewed. If Executive incurs a termination of employment that entities Executive to receive the payments and benefits described in Section 5, this Agreement will not terminate until all of Executive's and the Company's obligations under the Agreement have been satisfied.

      8. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "SUCCESSOR" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

      9. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

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      If to the Company:

      Solectron Corporation
      847 Gibraltar Drive
      Milpitas, CA 95035

      Attn: Chairman, Compensation Committee of the Board of Directors

      If to Executive:

      [__________________________________]

      at the last residential address known by the Company.

      10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

      11. Non-Solicitation. For a period beginning on the Effective Date and ending one year after the Executive ceases to be employed by the Company or, if longer, upon the completion of the Severance Payment Period, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not solicit, induce or influence any person to leave employment with the Company; or
(ii) not directly or indirectly solicit business from any of the Company's customers and users on behalf of any business that directly competes with the principal business of the Company.

      12. Entire Agreement. This Agreement, together with any agreements relating to stock option outstanding as of the Effective Date and agreements referenced in Section 5(b), if any, represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

      13. Arbitration.

            (a) General. In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the

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California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

            (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

            (c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted.

            (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, non solicitation or Labor Code Section 2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

            (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

            (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has

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been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

      14. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by Executive and the Company).

      15. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

      16. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

      17. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

      18. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

      19. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive's private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

      20. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

                           [SIGNATURE PAGE TO FOLLOW]

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      IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

EXECUTIVE
_________________________________________

[________________________________________]             Date: __________________

SOLECTRON CORPORATION
_________________________________________

[________________________________________]             Date: __________________

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